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                                                                       Exhibit 1
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June 21, 1996
For Immediate Release

                   YOUNG ANNOUNCES PROPOSED PUBLIC OFFERING

        June 21, 1996 (New York, NY) - Young Broadcasting Inc. (NASDAQ:YBTVA) today announced the filing on June 18, 1996 with the Securities and Exchange Commission of a registration statement in connection with a proposed public offering of 5,272,585 shares of the Company's Class A Common Stock, $.001 par value. 4,000,000 of the shares are to be sold by the Company and 1,272,585 shares are to be sold by selling stockholders of the Company.

        4,218,068 of the shares are to be offered initially in the United States and Canada by a group of underwriters for whom Merrill Lynch & Co., Alex. Brown & Sons Incorporated, BT Securities Corporation, Goldman, Sachs & Co. And J.P. Morgan & Co. are acting as representatives, and 1,054,517 shares are to be offered in a concurrent offering outside of the United States and Canada by a group of underwriters for whom Merrill Lynch International, Alex. Brown & Sons Incorporated, Bankers Trust International plc, Goldman Sachs International and J.P. Morgan Securities Ltd. are acting as representatives. All of the shares are to be offered on a "firm commitment" basis. The selling stockholders will also grant the underwriters options exercisable within 30 days to purchase up to an additional 790,888 shares to cover any over-allotments. On June 18, 1996, the last reported sales price of the Company's Class A Common Stock, as reported by the Nasdaq National Market, was $37.50 per share.

        The net proceeds of the offerings to be received by the Company, together with borrowings under its senior credit facility, will be used to finance the acquisition of KCAL-TV (Los Angeles, CA). If for any reason the Company does not consummate the acquisition of KCAL-TV, the Company would use the net proceeds to finance future acquisitions of television stations and for general working capital purposes.

        Young Broadcasting currently owns and operates eleven network-affiliated television stations. Six are affiliated with the ABC Television network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richamond, VA,
WATE-TV - Knoxville, TN, WTVO-TV - Rockford, IL, and WBAY-TV - Green Bay, WI), four are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY- TV -Lafayette, LA, WKBT-TV - La Crosse, WI and KELO-TV Sioux Falls, SD), and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). In addition, Young Broadcasting has agreed to purchase KCAL-TV - Los Angeles, CA, the only independent VHF station in Los Angeles, subject to Federal Communications Commission approval.

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

        Inquiries should be directed to Vincent Young, Chairman, or James Morgan, Executive Vice President, 212-754-7070.

        Copies of the prospectus when available may be obtained from the Company at 599 Lexington Avenue, New York, New York 10022, Attention: Secretary.